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Exhibit 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE ("EPS")
                        OMNICARE, INC. AND SUBSIDIARY COMPANIES
                                    UNAUDITED

(in thousands, except per share data)
                                                           Three Months Ended             Six Months Ended
                                                                 June 30,                     June 30,
                                                         -----------------------      ------------------------
                                                           2002           2001          2002           2001
                                                         -------        --------       -------        --------

Basic Earnings:
    Net income                                           $29,358        $19,396        $58,134        $37,440
                                                         =======        =======        =======        =======
    Shares
      Weighted average number of common
          shares outstanding                              94,175         93,198         94,070         92,812
                                                         =======        =======        =======        =======

          Basic EPS (c)                                    $0.31          $0.21          $0.62          $0.40
                                                         =======        =======        =======        =======

Diluted Earnings (a):
    Net income                                           $29,358        $19,396        $58,134        $37,440
                                                         =======        =======        =======        =======
    Shares
      Weighted average number of common
          shares outstanding                              94,175         93,198         94,070         92,812
      Additional shares assuming conversion of
          stock options and stock warrants (b)             1,117            844            914            880
                                                         -------        -------        -------        -------
      Weighted average common shares outstanding,
           as adjusted                                    95,292         94,042         94,984         93,692
                                                         =======        =======        =======        =======

          Diluted EPS (c)                                $  0.31        $  0.21        $  0.61        $  0.40
                                                         =======        =======        =======        =======



(a) The $345.0 million of Convertible Debentures which are convertible into 8.7 million shares at $39.60 per share were outstanding during the three and six months ended June 30, 2002 and 2001, but were not included in the computation of diluted EPS because the impact was anti-dilutive.

(b) During the three and six months ended June 30, 2002 and 2001, the anti-dilutive effect associated with options and warrants was excluded from the computation of diluted earnings per share, since the exercise price of these options and warrants was greater than the average market price of the Company's common stock during these periods. The aggregate anti-dilutive stock options and warrants excluded for the quarter ended June 30, 2002 and 2001 totaled 4.2 million and 3.9 million, respectively. Further, 4.1 million and 3.9 million anti-dilutive options and warrants were excluded from the year-to-date June 30, 2002 and 2001, respectively.

(c) In accordance with the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," Omnicare discontinued amortization of goodwill as of January 1, 2002. Accordingly, no goodwill amortization was recorded during the three and six months ended June 30, 2002. Goodwill amortization during the three and six months ended June 30, 2001 totaled $8.3 million before taxes ($5.2 million after taxes, or $0.05 per basic and diluted share) and $16.5 million before taxes ($10.2 million after taxes, or $0.11 per basic and diluted share), respectively.